EXHIBIT 1
STRICTLY CONFIDENTIAL
AMENDMENT NO. 1 TO
STOCKHOLDERS AGREEMENT AND
WAIVER OF MINIMUM CONDITION
This Amendment No. 1, dated as of October 21, 2016 (this “Amendment”), amends, as further set forth herein, the Stockholders Agreement, dated as of September 6, 2016 (the “Original SHA”), by and among Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), Gato Investments LP, a Delaware limited partnership (the “Investor”), InterMedia Hemisphere Roll-Over L.P., a Delaware limited partnership (the “Rollover SPV”), InterMedia Partners VII, L.P., a Delaware limited partnership (“IMPVII”), Gemini Latin Holdings, LLC, a Delaware limited liability company (the “General Partner”), Peter M. Kern, an individual (“Kern”), and Searchlight II HMT, L.P., a Delaware limited partnership (“Searchlight”).
RECITALS
WHEREAS, the relevant parties entered into the Original SHA on September 6, 2016;
WHEREAS, the Investor, IMPVII and InterMedia Cine Latino, LLC, a Delaware limited liability company (“IMCL”) entered into a Stock Purchase Agreement (the “Original SPA”) on September 6, 2016;
WHEREAS, pursuant Section 2.1(c) of the Original SPA, on October 21, 2016, IMPVII delivered the Election Completion Notice (as defined in the Original SPA) to the Investor and the Special Committee (as defined in the Original SPA), and such Election Completion Notice stated that the Minimum Condition (as defined in the Original SPA) was not satisfied following the completion of the election process of the IMPVII limited partners described in Section 2.1(a) of the Original SPA; and
WHEREAS, the parties hereto desire to amend the Original SHA as further set forth herein and in connection therewith Investor desires to waive the Minimum Condition (as defined in the Original SPA).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND EFFECTIVENESS
Section 1.1                          Definitions.  Capitalized terms used but not defined herein shall have the meanings set forth in the Original SHA.

Section 1.2                          Effectiveness.  Articles II and III of this Amendment shall be effective upon the consummation of the Closing.  All other provisions of this Amendment are effective as of the execution of this Amendment.
ARTICLE II
GOVERNANCE
Section 2.1                          Definitions:
(a)            Section 1.1 of the Original SHA is hereby amended by adding the following definitions therein:
“Economic Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are Beneficially Owned by the Investor, Searchlight or any of Searchlight’s controlled Affiliates and (ii) the number of all outstanding Voting Securities.

“Excluded Person” means any Person that, on October 21, 2016, holds Class B Shares, and any Person that is a Class B Permitted Transferee (as defined in the Certificate of Incorporation).

(b)            The definition of “Board Designation Expiration Date” is hereby deleted in its entirety and replaced with the following:
“Board Designation Expiration Date” means the earlier to occur of (i) the date on which the Investor Percentage Interest is less than 10%, (ii) the date on which this Agreement is validly terminated pursuant to Article V and (iii) the date on which Searchlight delivers a notice to the Company to terminate its right to nominate Searchlight Designees pursuant to Section 2.1(k) or Section 2.1(m).

Section 2.2                          Election and Appointment of Searchlight Designees.
(a)            The first sentence of Section 2.1(b)(i) of the Original SHA is hereby deleted in its entirety and replaced with the following:
In connection with each annual or special meeting of stockholders of the Company at which Class II or Class III Directors are to be elected, or any written consent of the stockholders of the Company pursuant to which Class II or Class III Directors are to be elected (each such meeting or consent, an “Election Meeting”), Searchlight GP shall have the right to designate for nomination a number of Searchlight Designees as follows: (A) (x) prior to the occurrence of a Termination Event (as defined in the SPV LPA), if the Investor Percentage Interest is greater than or equal to 30%, one (1) Searchlight Designee to each of Class II and Class III, and (y) following the occurrence of a Termination Event (as defined in the SPV LPA), if the Investor Percentage Interest is greater than or equal to 20% and the Economic Interest is greater than or equal to 30%, one (1) Searchlight Designee to each of Class II and Class III; (B) if at the relevant time the conditions set forth in Section 2.1(b)(i)(A) are not satisfied but the Investor

Percentage Interest is greater than or equal to 10%, one (1) Searchlight Designee to Class III (but no Searchlight Designee to Class II) (the occurrence of the relevant conditions set forth in Section 2.1(b)(i)(A) ceasing to be satisfied, a “Designee Decrease Trigger”); and (C) if the Investor Percentage Interest is less than 10%, no Searchlight Designees.
(b)            The second sentence of Section 2.1(e) of the Original SHA is hereby deleted in its entirety and replaced with the following:
As soon as practicable, but in no event later than two (2) Business Days, (i) following the occurrence of a Designee Decrease Trigger, the number of Searchlight Designees serving on the Board shall be reduced from two (2) to one (1) and one (1) of the Searchlight Designees (as determined by Searchlight GP) then serving on the Board shall be deemed to have resigned in accordance with the terms of such Searchlight Designee’s Irrevocable Resignation Letter and (ii) following the Board Designation Expiration Date, any Searchlight Designee or Designees then serving on the Board shall be deemed to have resigned in accordance with the terms of such Searchlight Designee’s Irrevocable Resignation Letter.

(c)            Exhibit A of the Original SHA is hereby deleted and replaced in its entirety with Exhibit A attached hereto.
Section 2.3                          Voting by Searchlight.  The proviso at the end of Section 2.1(j) of the Original SHA is hereby deleted in its entirety and replaced with the following:
provided that this Section 2.1(j) shall (x) apply to any Searchlight Additional Shares acquired in accordance with Section 3.9(a) for so long as the Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Agreement and (y) otherwise apply to Searchlight only to the extent Searchlight has voting power over any Voting Securities and the Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Agreement.
ARTICLE III
STANDSTILL AMENDMENT AND ELECTION COMPLETION
Section 3.1                          Standstill.
(a)            Section 3.9(a) of the Original SHA is hereby amended to add the following at the end thereof:
; and provided, further, that notwithstanding anything herein to the contrary, Searchlight and any of the Searchlight Affiliates may offer to acquire or acquire (or propose, agree or seek permission, to acquire), of record or beneficially, by purchase, sale or otherwise, from any Person other than an Excluded Person, registered Class A Shares or rights or options to acquire registered Class A Shares (the “Additional Searchlight Shares”) for so long as the aggregate ownership of Additional Searchlight Shares (assuming, for this purpose, that any rights or options to acquire interests in Class A Shares acquired pursuant to this proviso have been exercised) at any particular date of determination by Searchlight and the Searchlight Affiliates is equal to or less than 2,000,000 Additional Searchlight Shares (which number shall be appropriately adjusted to take into account any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares by the Company).

(b)            In the parenthetical in Section 3.1(a)(ii) that reads “(excluding any Rights Plan that applies to the acquisition of any additional Class A Shares by Searchlight or any of its Affiliates beyond the Purchased Interests and the Director Equity)”, the words “, the Additional Searchlight Shares” are hereby added immediately after the words “Purchased Interests” therein.
(c)            A new Section 2.1(m) is hereby added to the Original SHA, to read in its entirety as follows:
(m)            For so long as Searchlight or any Searchlight Affiliate has voting power over any Searchlight Additional Shares and Searchlight GP has the right to nominate one or more Searchlight Designees pursuant to this Section 2.1, Searchlight and any such Searchlight Affiliate shall, at each annual or special meeting of stockholders of the Company at which directors are to be elected or appointed, or any written consent of the stockholders of the Company pursuant to which directors are to be elected or appointed, vote all such Searchlight Additional Shares in favor of all nominees included in the Company’s slate of nominees to be elected or appointed at such meeting or by such written consent in the same proportion as the vote of the holders of the  Class A Shares (other than Searchlight and the Searchlight Affiliates) with respect to each such nominee (other than any Searchlight Designees and any Independent Directors, for which Searchlight and the Searchlight Affiliates shall vote all Searchlight Additional Shares in favor); provided, that Searchlight may, by written notice to the Company, elect at any time to terminate its right to nominate Searchlight Designees pursuant to this Section 2.1 and, thereafter, Searchlight and the Searchlight Affiliates may vote all Searchlight Additional Shares in their sole discretion and this Section 2.1 (other than Section 2.1(e)) and Section 2.3 shall terminate and be of no further force and effect.
(d)            Section 2.1(l) of the Original SHA is hereby amended to delete the reference to “Section 2.1(i), (j) or (k)” and replace it with a reference to “Section 2.1(i), (j), (k) or (m)”.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1                          Representations and Warranties of the Company.  The Company represents and warrants to each Investor Party as follows:
(a)            Organization and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into this Amendment and to carry out its obligations hereunder.
(b)            Authorization.  Assuming the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(e), the execution, delivery and performance of this Amendment by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or the transactions contemplated hereby.
(c)            Enforceability.  This Amendment has been duly executed and delivered by the Company and, assuming the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(e), constitutes a valid and binding obligation of the Company, and, assuming this Amendment constitutes a valid and binding obligation of the other parties hereto and the accuracy of the representation and warranty of the Investor Parties set forth in Section 4.2(e), is enforceable against the Company in accordance with its terms.
(d)            No Conflicts.  None of the execution, delivery or performance of this Amendment by the Company constitutes a breach or violation of or conflicts with the Company’s Certificate of Incorporation or amended and restated bylaws or any contract or agreement to which the Company is party or by which it is bound.
Section 4.2                          Representations and Warranties of the Investor Parties (other than Kern).  Each of Investor Parties (other than Kern) represents and warrants, severally and not jointly, to each of the other parties hereto as follows:
(a)            Organization and Power.  If such Investor Party is an entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the corporate or similar power and authority to enter into this Amendment and to carry out his or its obligations hereunder.
(b)            Authorization.  The execution, delivery and performance of this Amendment by such Investor Party and the consummation by such Investor Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Investor Party and no other corporate or similar proceedings on the part of such Investor Party are necessary to authorize this Amendment or any of the transactions contemplated hereby.
(c)            Enforceability.  This Amendment has been duly executed and delivered by such Investor Party and constitutes a valid and binding obligation of such Investor Party, and, assuming this Amendment constitutes a valid and binding obligation of the other parties hereto, is enforceable against such Investor Party in accordance with its terms.
(d)            No Conflicts.  None of the execution, delivery or performance of this Amendment by such Investor Party constitutes a breach or violation of or conflicts with its organization documents or any contract or agreement to which such Investor Party is a party or by which it is bound.

(e)            Ownership.  As of the date of the Original SHA, none of the Investor Parties (other than IMPVII, IMCL and Kern) was an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.  Each of IMPVII, IMCL and Kern has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company for at least three years prior to the date of the Original SHA.
Section 4.3                          Representations and Warranties of Kern.  Kern represents and warrants to each of the other parties hereto as follows:
(a)            Enforceability.  This Amendment has been duly executed and delivered by Kern and constitutes a valid and binding obligation of Kern, and, assuming this Amendment constitutes a valid and binding obligation of the other parties hereto, is enforceable against such Investor Party in accordance with its terms.
(b)            No Conflicts.  None of the execution, delivery or performance of this Amendment by Kern constitutes a breach or violation of or conflicts with its organization documents or any contract or agreement to which Kern is a party or by which he is bound.
Section 4.4                          Representation and Warranty of IMPVII.  IMPVII represents and warrants to the Company and Searchlight that the information set forth in the Election Completion Notice is true and correct.
ARTICLE V
MISCELLANEOUS
Section 5.1                          Incorporation by Reference.  Each of the following Sections of the Original SHA is incorporated herein by reference, mutatis mutandis:  Sections 6.1 (No Survival), 6.2 (Amendment and Modification), 6.3 (Assignment; No Third-Party Beneficiaries), 6.5 (Severability), 6.6 (Notices and Addresses), 6.7 (Counterparts), 6.8 (Further Assurances), 6.9 (Remedies), 6.10 (Governing Law; Jurisdiction and Venue) and 6.11 (Adjustments).
Section 5.2                          Waiver of Minimum Condition.  For all purposes under the Original SPA, the Investor hereby waives the Minimum Condition (including its right to terminate the Original SPA pursuant to Section 7.1(d) of the Original SPA) and this Section 5.2 shall constitute a waiver in writing of such condition in accordance with Section 2.2(a) and Section 9.8) of the Original SPA.
Section 5.3                          Consent of the Independent Committee.  Pursuant to Section 6.2 of the Original SHA, the Independent Committee, by virtue of its approval of the Company’s execution of this Amendment, hereby grants its consent to the amendments to the Original SHA set forth herein.
Section 5.4                          Binding Effect; Entire Agreement.  This Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs.  This Amendment, together with the SPV LPA, the Original SPA (including the waiver set forth herein) and the Original SHA (as amended hereby), in each case with respect to the relevant parties thereto, embody the complete agreement and understanding among such parties with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Other than as set forth in this Amendment, all of the provisions of the Original SHA and the Original SPA remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.
HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Alan J. Sokol
	Name:	Alan J. Sokol
	Title:	President and Chief Executive Officer

INTERMEDIA HEMISPHERE ROLL-OVER L.P.

By: Gemini Latin Holdings, LLC, its General Partner

By:	/s/ Peter M. Kern
	Name:	Peter M. Kern
	Title:	Managing Member

GEMINI LATIN HOLDINGS, LLC

By:	/s/ Peter M. Kern
	Name:	Peter M. Kern
	Title:	Managing Member

/s/ Peter Kern
Peter Kern

INTERMEDIA PARTNERS VII, L.P.

By: InterMedia Partners, L.P., its General Partner

By: HK Capital Partners, LLC, its General Partner

By:	/s/ Peter M. Kern
	Name:	Peter M. Kern
	Title:	Managing Partner

[Signature Page to Amendment No. 1 to Stockholders Agreement and Waiver of Minimum Condition]

GATO INVESTMENTS LP

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Person

SEARCHLIGHT II HMT, L.P.

By: Searchlight II HMT GP, LLC, its general partner

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Person

[Signature Page to Amendment No. 1 to Stockholders Agreement and Waiver of Minimum Condition]

Exhibit A

Form of Irrevocable Resignation Letter

[Date]

Hemisphere Media Group, Inc.
4000 Ponce de Leon Blvd., Suite 650
Coral Gables, FL 33146
Attention: Peter M. Kern, Chairperson of the Board of Directors

Re:            Irrevocable Resignation

Dear Mr. Kern:

Reference is made to that certain Stockholders Agreement, dated as of September 6, 2016, as amended by that certain Amendment No. 1, dated as of October 21, 2016 (as so amended and as it may be further amended from time to time, the “Agreement”), entered into by and among Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), Gato Investments LP, a Delaware limited partnership, InterMedia Hemisphere Roll-Over L.P., a Delaware limited partnership, InterMedia Partners VII, L.P., a Delaware limited partnership, Gemini Latin Holdings, LLC, a Delaware limited liability company, Peter M. Kern, an individual, and Searchlight II HMT, L.P., a Delaware limited partnership.  Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
For purposes of this letter, a “Trigger Event” means that at the relevant time, the conditions set forth in Section 2.1(b)(i)(A) of the Agreement (which conditions, if satisfied, grant Searchlight GP the right to select two Searchlight Designees to serve on the Board) are not satisfied.
I hereby irrevocably tender my resignation as a director of the Company, provided that this resignation shall be effective only upon the first of the following to occur: (A) the Board Designation Expiration Date; (B) the Trigger Event occurs, and prior to the Trigger Event, Searchlight GP has sent a written notice to the Company in the manner contemplated by Section 6.6 of the Agreement stating that I am the Searchlight Designee determined by Searchlight GP to resign upon a Trigger Event; and (C) the Trigger Event occurs, and prior to the Trigger Event, Searchlight GP has not sent a written notice to the Company in the manner contemplated by Section 6.6 of the Agreement naming any Searchlight Designee as the Searchlight Designee to resign upon a Trigger Event, two Searchlight Designees are then serving on the Board, and my last name precedes, on an alphabetic basis, the last name of the other Searchlight Designee serving on the Board.
I understand that the Company is relying on this irrevocable resignation in connection with entering into the Agreement.  This resignation is irrevocable and may not be withdrawn by me at any time.

A-1

Very truly yours,

Director
SWORN TO AND SUBSCRIBED
before me this __th day of _____, 20___.

Notary Public

A-2